Exhibit 99.3

Max Capital Group Ltd. Joins Russell 2000® and Russell 3000® Indexes

HAMILTON, BERMUDA, June 26, 2007 – Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) (“Max Capital” or the “Company”) today announced that it has been added to the Russell 3000® Index. Max Capital is benefiting from a recent change in Russell criteria to permit the inclusion on Russell’s U.S. indexes of Bermuda-domiciled companies whose shares are listed on U.S. exchanges, in addition to companies incorporated in the U.S. and its territories.

Membership in the Russell 3000® Index, which remains in place for one year, also means automatic inclusion of Max Capital in the Russell 2000® Index. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “We are pleased and honored to have been added this year to the Russell Indexes, which can be expected to increase our visibility among institutional investors. We believe that, in turn, will help us expand our shareholder base and thereby benefit all Max Capital shareholders.”

About Russell
Russell Investment Group provides investment products and services in over 40 countries. Russell manages more than $200 billion in assets and advises clients worldwide. Founded in 1936, Russell is headquartered in Tacoma, Wash., and has principle offices in New York, Toronto, London, Paris, Amsterdam, Singapore, Sydney, Melbourne, Auckland and Tokyo.

About Max Capital
Max Capital, through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees, Executive Vice President	Roy Winnick

Max Capital Group Ltd.	Kekst and Company

Jim.Tees@maxcapgroup.com	roy-winnick@kekst.com

1-441-295-8800	1-212-521-4842